CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 12, 2006, relating to the financial statements and financial highlights which appears in the March 31, 2006 Annual Report to Shareholders of AFBA 5Star Balanced Fund, AFBA 5Star Large Cap Fund, AFBA 5Star High Yield Fund, AFBA 5Star USA Global Fund, AFBA 5Star Science & Technology Fund, AFBA 5Star Small Cap Fund and AFBA 5Star Mid Cap Fund (the funds comprising AFBA 5Star Fund, Inc.), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Disclosure of Portfolio Holdings", "Independent Registered Public Accounting Firm" and "Financial Statements" in such Registration Statement.



/S/ PRICEWATERHOUSECOOPERS LLP
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PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
July 26, 2006